The confidential portions of this exhibit, which have been removed and replaced with an asterisk, have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act of 1933 and Rule 24b-2 under the Securities Exchange Act of 1934.

                                SUPPLY AGREEMENT
                                Shield Assemblies

     This Supply Agreement (this "Agreement") is made as of the 2nd day of August, 2004, by and between Wilson Greatbatch Technologies, Inc., a corporation incorporated under the laws of the state of Delaware and having a principal place of business at 9645 Wehrle Drive, Clarence New York 14031 (as defined below, "WGT"), and Medtronic Puerto Rico Operations Co., a corporation incorporated under the laws of the Cayman Islands and having its place of business at Road 31, Km. 24, HM 4 Ceiba Norte Industrial Park Juncos, PR 00777 (as defined below, "Medtronic").

                                    RECITALS

     A. WGT has the capability and desire to manufacture for and supply to Medtronic Implantable Device Shield Sub-Assemblies and other Products, as defined below.

     B. Medtronic desires to purchase Implantable Device Shield Sub-Assemblies and other products from WGT in accordance with the terms of this Agreement.

     C. The parties acknowledge that Medtronic's purpose in entering into this Agreement is to obtain a reliable source of Implantable Device Shield Sub-Assemblies and other products of high quality and that WGT agrees to provide such a source subject to all terms and conditions set forth in this Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS
                                   -----------

     1.1) Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

"Affiliate" of a specified person (natural or juridical) means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. "Control" shall mean ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.

"Agreement" means this Agreement and all its attachments.

"Assembly Ready" means units of a Product that are delivered to Medtronic by WGT in a state that is finished per Medtronic's specifications.

"Asset Purchase Documents" means such purchase order or orders, and/or such other or related bills of sale, assignments and contracts, as Medtronic and WGT may execute and deliver relating to the contemplated purchase by WGT from Medtronic of certain assets currently used by Medtronic in the production of Products.

"Change of Control" means the occurrence of any of the following events:

     (a) The acquisition by any person of beneficial ownership, directly or indirectly, of securities of WGT representing fifty percent (50%) or more of the total voting power represented by WGT's then outstanding voting securities;

     (b) A change in the composition of the Board of Directors of WGT occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (i) are directors of WGT as of the date hereof, or (ii) are elected, or nominated for election, to the Board of Directors of WGT with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to WGT);

     (c) A merger or consolidation of WGT with any other corporation, other than a merger or consolidation which would result in the voting securities of WGT outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of WGT or such surviving entity outstanding immediately after such merger or consolidation, or the approval by the stockholders of WGT of a plan of complete liquidation of WGT or of an agreement for the sale or disposition by WGT of all or substantially all WGT's assets;

     (d) The sale or transfer of all or substantially all of the assets of WGT relating to the manufacture of any Product; or

     (e) The complete liquidation or dissolution of WGT.

"Confidential Information" means know-how, trade secrets, and unpublished information disclosed (whether before or during the term of this Agreement) by one of the parties (the "disclosing party") to the other party (the "receiving party"), and which is marked as proprietary or confidential as provided below.

     All Confidential Information disclosed by one party to the other under this Agreement shall be in writing and bear a legend "Proprietary," "Confidential" or words of similar import or, if disclosed in any manner other than writing, shall be followed by confirmation that such information is confidential by the disclosing party within 30 days. The following information communicated to WGT by Medtronic shall be considered Confidential Information of Medtronic for purposes of Article 4 and the other provisions of this Agreement whether or not marked "Proprietary" or "Confidential": (1) Specifications; (2) information regarding circuitry design or mechanical design; (3) information regarding product or component qualification or verification; (4) information regarding delivery or production schedules; (5) information regarding product features;
(6) information regarding manufacturing processes, including without limitation the Exclusive Processes; (7) information related to product technology; and (8) information related to product costs and pricing. The following information communicated to Medtronic by WGT shall be considered Confidential Information of WGT for purposes of Article 4 and the other provisions of this Agreement whether or not marked "Proprietary" or "Confidential": (1) information regarding WGT delivery and production schedules or production capacity; (2) information regarding WGT product or component qualification or verification; (3) information related to WGT manufacturing processes; (4) information related to product technology including WGT designs and materials used for components and assemblies; and (5) information related to Product pricing.

"Contract Year" means each fiscal year of Medtronic during the Term;
provided, that the first Contract Year shall commence on the date hereof and end on April 29, 2005.

"Covered Inventory" means WGT's inventory, as of the date of a notice of termination under Section 7.2(a) or 7.2(c), of finished Products, work-in-process and raw materials, components and subcomponents which were purchased by WGT specifically for the purpose of manufacturing Products for Medtronic hereunder and which cannot practically be used by WGT otherwise in its business, in each case to the extent consistent with Medtronic's then-current Forecast for the ninety (90) days following the date of such notice.

"Effective Date" means the date upon which this Agreement is fully executed by the parties hereto.

"Exclusive Processes" means the manufacturing processes described in Exhibit B hereto.

"Feedthrough" means a subassembly, for use in Implantable Device Shield Sub-Assemblies and consisting of the following components: (a) an outer electrically conductive member (usually referred to as a flange or ferrule), an inner electrically conductive member or members (usually represented as a metallic wire or pin, or multiple wires or pins), and a nonconductive material fused or brazed between the inner and outer members (usually a glass or ceramic material) such that they are electrically insulated and hermetically sealed and
(b) an EMI filtering capacitor (or multiple EMI filtering capacitors).

"Feedthrough Transfer Price" means, with respect to any Feedthrough provided by Medtronic to WGT for incorporation into a Product hereunder, an amount to be established by Medtronic and set forth in an amended Exhibit K.

"Force Majeure" means as defined in Section 4.9(a).

"Implantable Device Shield Sub-Assembly(ies)" means drawn titanium enclosure halves which are manufactured for use in Medtronic's implantable pacemakers, implantable defibrillators and implantable neurostimulation systems, and with respect to which specified value-added operations (including without limitation cleaning, insulator attachment, engraving, spot welding of various other metal components, laser welding of filtered feedthroughs, and appropriate packaging for transport) have been completed.

"Intellectual Property" means U.S. and foreign Patent Rights, trademarks, service marks and registrations thereof and applications therefore, copyrights and copyright registrations and applications, mask works and registrations thereof, Know-How, trade secrets, Inventions, discoveries, ideas, technology, data, information, processes, drawings, designs, licenses, computer programs and software, and technical information including but not limited to information embodied in material specifications, processing instructions, equipment specifications, product specifications, confidential data, electronic files, research notebooks, invention disclosures, research and development reports and the like related thereto, all amendments, modifications, and improvements to any of the foregoing.

"Intellectual Property Rights" means all rights in Intellectual Property.

"Interest Rate" means interest compounded quarterly at a per annum rate equal to the prime commercial lending rate quoted by Wells Fargo Bank Minnesota, N.A. in effect from time to time, plus two percent (2%).

"Interim Period" means the period beginning on the date hereof and ending on * .

"Invention" means any invention, discovery, know-how, trade secret, data, information, technology, process or concept, whether or not patented or patentable, and whether or not memorialized in writing.

"Know-How" means all trade secrets, expertise, inventions, discoveries and technical information, including but not limited to information embodied in drawings, designs, patent applications, material specifications, processing instructions, formulas, equipment specifications, product specifications, confidential data, computer software, electronic files, research notebooks, invention disclosures, research and development reports, fabrication procedures, work flow descriptions or depictions, assembly procedures, formulae and the like related thereto, and all amendments, modifications and improvements to any of the foregoing.

"Knowledge" of a person means actual knowledge of a fact or the knowledge that such person could reasonably be expected to have based on reasonable inquiry. The "knowledge" of an entity shall include the knowledge of the individuals who are executive officers of such entity at the time in question.

"Materials Cost Change" means an increase or decrease, as the case may be, in the six-month moving average cost to WGT of raw materials or of components (to the extent the vendor's price change is based on an increase or decrease in the cost of raw materials) measured by changes in (i) a published index (or market pricing history provided to the parties by the relevant raw material vendor) for such raw material(s) using the price as of June 30, 2004 (or the closest date prior thereto on which such index was published) as the base for measurement or (ii) if there is no such index, using WGT's cost for such raw material or component as of June 30, 2004 as the base for measurement.

"Medtronic" means Medtronic Puerto Rico Operations Co. and its Affiliates.

"Mexico Facility" means the facility leased by WGT and located at Tijuana Industrial Center II, Building 10, Boulevard Belles Artes #20120, Tijuana, Baja California, Tijuana, Mexico.

"Medtronic Competitor" means any person that designs, manufactures and/or sells implantable pacemakers, implantable defibrillators or implantable neurostimulation systems.

"New Product Category" means each of the following categories of Products:
(i) Feedthroughs, (ii) batteries and (iii) capacitors, and (iv) such other categories of products, if any, as Medtronic and WGT shall agree upon in writing.

"Product" means the Implantable Device Shield Sub-Assemblies, Feedthroughs, battery and capacitor cases, and other medical device components, in each case identified on Exhibit A, as modified from time to time pursuant to Section 2.1.

"Qualification" means Product performance testing conducted according to an approved and controlled protocol to ensure that the Product meets
Specifications. Shield Assemblies used to perform the qualification must be manufactured using validated equipment and processes per WGT procedures.

"Specifications" means (i) with respect to Products listed on Exhibit A as of the date hereof, the specifications listed on Exhibit C, and (ii) with respect to Products added to Exhibit A after the date hereof, all applicable specifications and protocols provided to WGT by Medtronic hereunder, after consultation with WGT, relative to the design, physical characteristics, function, performance, manufacture, packaging and quality of such Products, in each case as modified pursuant to Section 3.2. To the extent not inconsistent with the foregoing, Specifications will also include all published specifications and protocols of WGT applicable to the Products.

"Term" means as defined in Section 7.1.

"Third Party Documentation" means drawings, designs, material specifications, processing instructions, equipment specifications, product specifications, confidential data, computer software, electronic files, research notebooks, invention disclosures, research and development reports, fabrication procedures, work flow descriptions or depictions, assembly procedures, formulae, and the like that are given or made available to, or summarized and provided to, WGT in writing or by electronic transmission by a person other than Medtronic.

"WGT" means Wilson Greatbatch Technologies, Inc. and its Affiliates.

1.2)     General Definitional Provisions.

     (a) The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

     (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. Terms referring to a masculine gender shall be deemed to refer to the feminine or neuter genders, as applicable.

     (c) References to an "Exhibit" or to a "Schedule" are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an "Article" or a "Section" are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

     (d) The term "person" includes any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof

     (e) The term "dollars" or "$" shall refer to the currency of the United States of America.

                                    ARTICLE 2
                          SALE AND PURCHASE OF PRODUCT
                          ----------------------------

2.1)     Sale of Products.

     (a) During the Term, WGT will sell and supply to Medtronic Assembly Ready Implantable Device Shield Sub-Assemblies and other Products listed on Exhibit A, as amended from time to time as described herein.

     (b) If Medtronic delivers to WGT written notice identifying additional Implantable Device Shield Sub-Assemblies or other Products to be added to Exhibit A, together with specifications with respect to such additional products (an "Additional Product Notice"), the products identified in such Additional Product Notice shall be deemed to be added to Exhibit A as of the thirtieth
(30th) business day after the date of such Additional Product Notice. A purchase order identifying such additional Product shall constitute written notice for purposes of this Section 2.1(b).

     (c) During the Term, WGT shall develop products and components for use in Products in accordance with the terms set forth in Exhibit L, as amended from time to time upon mutual agreement of the parties. Upon completion of development with respect to a product pursuant to Exhibit L, such product shall be added to Exhibit A and become a Product upon notice from Medtronic to WGT. Upon completion of development of a component for use in Products pursuant to Exhibit L, such component shall be incorporated into the Specifications with respect to such Product upon notice from Medtronic to WGT. Upon request by Medtronic or as set forth in Exhibit L, WGT shall provide to Medtronic a reasonably detailed report setting forth a summary of the development activities of WGT hereunder to date and the status of pending development under Exhibit L.

2.2) Forecasts. Attached hereto as Exhibit J for informational purposes is a demand plan indicating Medtronic's anticipated demand for Products for the first Contract Year. On or about February 1, 2005, Medtronic shall deliver to WGT a 12-month demand plan indicating by fiscal quarter of Medtronic the number of Products anticipated to be purchased by Medtronic (as updated as provided herein, the "Forecast"). The Forecast shall be updated by Medtronic in good faith no less frequently than quarterly (on or before the first day of each subsequent fiscal quarter of Medtronic) for a rolling successive 12-month period. If Medtronic does not provide WGT with an updated Forecast for a particular period, as required by this Section 2.2, then the forecast most recently provided shall be deemed to constitute the forecast for such particular period. Each Forecast may be used for purposes of facilitating WGT's manufacturing plans, and meeting the lead times required by certain of WGT's suppliers, but does not constitute a firm order. WGT agrees to comply with the Supplier obligations under the Supplier Managed Inventory Agreement attached hereto as Exhibit O.

2.3)     Orders.

     (a) Products will be ordered via standard Medtronic purchase orders, which may be submitted via mail, fax or, if mutually agreed by the parties, electronic interface technologies, such as electronic data interchange (EDI) and XML. WGT will promptly acknowledge receipt of orders. Each order shall be deemed to have been accepted by WGT if (i) the order provides for delivery of Products to the specified delivery destination no earlier than * after the date of the order, or
(ii) unless the order is rejected by WGT providing Medtronic written notice of rejection within * after receipt.

     (b) Each accepted purchase order shall give rise to a contract between Medtronic and WGT for the sale of the Products ordered and shall be subject to and governed by the terms of this Agreement. The terms and conditions of this Agreement shall so govern and supersede any additional or contrary terms set forth in Medtronic's purchase order or any WGT or Medtronic acceptance, confirmation, invoice or other document unless duly signed by an authorized representative of both Medtronic and WGT and expressly stating and identifying which specific additional or contrary terms shall supersede the terms and conditions of this Agreement. WGT will use best efforts to satisfy all orders submitted by Medtronic for Products.

     (c) Continuity of Supply:

     (i) WGT will deliver written notice to Medtronic at least * before exiting the business of making a Product. Within * after receipt of such notice, Medtronic may submit an order or orders for Products, which order or orders shall be deemed accepted by WGT to the extent the number of units of Products so ordered does not exceed, in the aggregate, * times Medtronic's most recent annual forecast for such Products under Section 2.2. WGT shall satisfy any such order as soon as reasonably practicable, and in any event WGT shall deliver all Products ordered pursuant to this subsection over a period no longer than * after the date of such order, on a delivery schedule consistent with the timing of Product deliveries over the * immediately preceding Medtronic's order pursuant to this subsection.

     (ii) WGT shall give Medtronic not less than * prior written notice before consummating or entering into an agreement with respect to a Change of Control. Such notice shall set forth in reasonable detail the names of all parties involved in such Change of Control transaction. In the event of a Change of Control pursuant to which any Medtronic Competitor would acquire control of WGT or the portion of WGT's business that manufactures any of the Products, then:

     (A) Upon such a Change of Control, (x) Medtronic may terminate this Agreement under Section 7.2(c), except upon not less than * written notice, and
(y) WGT agrees that, upon such termination and in addition to its obligations under paragraph (i) of this Section 2.3(c), WGT will provide Medtronic with commercially reasonable cooperation in connection with the transition of the manufacture and production of Products to such person(s) (including Medtronic) and to facility or facilities as Medtronic may designate; and

     (B) WGT or its successors shall continue to manufacture and sell all Products then covered by this Agreement for the longer of: (x) * after the effective date of such Change of Control or (y) the balance of the Term of this Agreement (the "Continuity Period"), on the same terms and conditions of sale as provided for in this Agreement; provided, however, that this clause (C) shall not restrict Medtronic's right to terminate this Agreement under Section 2.3(ii)(B).

2.4)     Pricing.

     (a) Exhibit A lists the * prices to be paid for Assembly Ready Implantable Device Shield Sub-Assemblies and all other Products, subject to Section 2.4(d) below. The parties will in good faith negotiate, based on the pricing model attached hereto as Exhibit D (solely with respect to "Shield Products" (as defined below)) and prices prevailing in the market for similar products, the prices for any additional Products added to Exhibit A pursuant to Section 2.1 after the date hereof. If despite such good faith negotiations, the parties have not reached agreement on the price for any such additional Product within * after the date of the Additional Product Notice with respect to such additional Product, either party may initiate the accelerated arbitration process described in Exhibit I solely to determine the price for such additional Product. The results of such arbitration shall be binding upon the parties. For purposes of this Section, "Shield Products" shall mean drawn titanium enclosure halves other than Implantable Device Shield Sub-Assemblies.

     (b) * . If requested by Medtronic, within * of the completion of any Contract Year, WGT shall provide to Medtronic a written certification signed by the Chief Financial Officer or President of WGT that WGT has fully complied with the terms of this Section 2.4(b). Upon reasonable notice and during regular business hours, but no more frequently than * during any Contract Year and only with respect a Contract Year or Contract Years within the * most recently completed Contract Years, WGT shall make available appropriate records substantiating the accuracy of WGT's certifications referenced above for audit at Medtronic's expense by a nationally recognized independent certified public accounting firm to verify the accuracy of such certifications. Such firm shall execute a suitable confidentiality agreement reasonably acceptable to WGT prior to conducting such audit. Such firm may disclose to Medtronic (i) its conclusions regarding the accuracy and completeness of said certifications; and
(ii) if the firm concludes that said certifications are inaccurate, all information necessary for Medtronic to determine the amount of the price adjustment and payment or credit to which it is entitled hereunder. * .

     (c) The parties acknowledge that nothing in this Agreement will prevent Medtronic from developing products similar or identical to the Products covered by this Agreement or from sourcing such products from another supplier, and that nothing in this Agreement entitles WGT to any notice from or right to negotiate (exclusively or otherwise) with Medtronic with respect to the manufacture and sale of such products.

     (d) The price for a Product from time to time set forth on Exhibit A is subject to upward or downward modification from time to time due to (i) a Materials Cost Change in an amount greater than * percent * of the price then in effect hereunder for such Product; or (ii) any incremental increases or decreases in the costs of production labor, equipment and materials which are directly and exclusively related to changes expressly required by Medtronic pursuant to Section 3.2(b) in the materials, structure or manufacture of Products to be provided by WGT to Medtronic; or (iii) changes in federal law or regulations (including treaties to which the United States of America is a party) that increase or decrease the amount of taxes, duties, tariffs or similar charges (collectively, "Importation Charges") payable on the importation of such Product into the United States from Mexico, in comparison to the Importation Charges that would be payable under the laws in effect as of * , by an amount greater than * percent * of the price then in effect hereunder for such Product. If either Medtronic or WGT determines that a price increase or decrease under this Section 2.4(d) is required or permissible, such party shall deliver written notice to the other party setting forth the basis for such determination (a "Cost Change Notice"). If the parties agree on the amount of the change in costs due to the circumstances described above, the price of the affected Product shall be adjusted by * percent * of the amount of such cost change. If within * after the date of the Cost Change Notice the parties have not agreed on the amount of the change in costs due to the circumstances described above, either party may initiate the accelerated arbitration process described in Exhibit I solely to determine the amount of such cost change. The results of such arbitration shall be binding upon the parties and the price of the affected Products shall be adjusted by * percent * of the amount of such cost change due to the circumstances described above. Price adjustments hereunder shall be effective beginning * after the date of the parties' agreement or the arbitrator's determination regarding the amount of such cost change, and Medtronic shall be permitted to adjust its then current Forecast to take into account any such price adjustment. WGT may not impose a price increase hereunder, and a price decrease shall not be required hereunder, more frequently than * every * . Notwithstanding the foregoing provisions (other than those regarding the process for determining the amount of a cost change), WGT may at any time give effect to price increases based on cost changes described in subpart (ii) above upon determination or agreement (as provided above) with respect to the amount of such cost changes. WGT shall deliver to Medtronic in connection with any notice provided for herein a written report setting forth in reasonable detail any and all information relevant to the determination that a price adjustment is required or permitted under this Section 2.4(d). Upon Medtronic's request, WGT shall make available appropriate records regarding cost changes for audit at Medtronic's expense by a nationally recognized independent certified public accounting firm. Such firm shall execute a suitable confidentiality agreement reasonably acceptable to WGT prior to conducting such audit. Such firm may disclose to Medtronic (i) its conclusions regarding the amount of any cost change; and (ii) if the firm concludes that any cost change determination by WGT is inaccurate, all information necessary for Medtronic to determine the amount of the price adjustment and payment or credit to which it is entitled hereunder.

     (e) If, during any Contract Year, Medtronic orders in the aggregate a number of units of Products that is less than * percent * of the aggregate number of units of Products set forth in the Forecast in effect as of the beginning of such Contract Year, WGT may at its option require Medtronic to negotiate in good faith an increase in the prices set forth on Exhibit A for the next Contract Year, to account for higher per unit manufacturing costs due to lower than anticipated volume. WGT may exercise this option by delivering written notice (the "WGT Pricing Notice") to Medtronic no later than * after the end of such Contract Year, and within * after the date of the WGT Pricing Notice, the parties shall commence good faith negotiations with respect to such price increase for such next Contract Year. If, despite such good faith negotiations, the parties have not reached agreement on the amount of such price increase within * days after the date of the WGT Pricing Notice, either party may initiate the accelerated arbitration process described in Exhibit I solely to determine the amount of such price increase. The results of such arbitration shall be binding upon the parties. Any increase in the prices set forth on Exhibit A as a result of the procedure set forth in this Section shall be effective for all Products ordered pursuant hereto after the date of the WGT Pricing Notice.

     (f) If, during any Contract Year, Medtronic orders in the aggregate a number of units of Products that is greater than * percent * of the aggregate number of units of Products set forth in the Forecast in effect as of the beginning of such Contract Year, Medtronic may at its option require WGT to negotiate in good faith a decrease in the prices set forth on Exhibit A for the next Contract Year, to account for lower per unit manufacturing costs due to higher than anticipated volume. Medtronic may exercise this option by delivering written notice (the "Medtronic Pricing Notice") to WGT no later than * after the end of such Contract Year, and within * after the date of the Medtronic Pricing Notice, the parties shall commence good faith negotiations with respect to such price decrease for such next Contract Year. If, despite such good faith negotiations, the parties have not reached agreement on the amount of such price decrease within * after the date of the Medtronic Pricing Notice, either party may initiate the accelerated arbitration process described in Exhibit I solely to determine the amount of such price decrease. The results of such arbitration shall be binding upon the parties. Any decrease in the prices set forth on Exhibit A as a result of the procedure set forth in this Section shall be effective for all Products ordered pursuant hereto after the date of the Medtronic Pricing Notice.

     (g) During the Interim Period, the price for any Product requiring a Feedthrough (pursuant to applicable Specifications) shall be determined by adding to the price of such Product set forth in Exhibit A the appropriate Feedthrough Transfer Price set forth in Exhibit K. Within ninety (90) days after the date hereof, Medtronic shall establish Feedthrough Transfer Prices for Feedthroughs to be supplied by Medtronic pursuant to Section 3.13 and incorporated into Products. The Feedthrough Transfer Prices shall be set forth in an amended Exhibit K.

2.5) Payment Terms. Except as otherwise specified in a purchase order, payment terms will be net thirty (30) days after the date of invoice.

 2.6) Delivery. WGT will deliver Products on, or no more than three (3) business days before, the delivery dates and to the locations specified in Medtronic's purchase orders that have been accepted or deemed accepted pursuant to Section 2.3(a). Unless otherwise agreed in writing by Medtronic and WGT, delivery of Products will be FCA WGT's production facility (per Incoterms 2000), and title and risk of loss will pass from WGT to Medtronic when Products are tendered for shipment as directed by Medtronic.

2.7)     Order Limitations.

     (a) WGT shall not be required, pursuant to any purchase order deemed accepted pursuant to Section 2.3, to deliver in any fiscal quarter of Medtronic quantities in excess of * of forecasted requirements for such * as reflected in the most recent Forecast; provided, that WGT shall use all commercially reasonable efforts to supply any such excess as specified in such purchase order; and provided, further, that deliveries of replacement Products pursuant to Section 3.6(b) or otherwise shall not be considered delivered for purposes of this Section 2.7.

     (b) WGT shall maintain inventories of finished Products, and raw materials necessary to produce finished Products, sufficient to meet its supply obligations hereunder.

     (c) Modification of Orders. No accepted order shall be modified or canceled except as provided herein or upon the mutual agreement of the parties. Mutually agreed change orders shall be subject to all provisions of this Agreement, whether or not the change order so states. Notwithstanding the foregoing, Medtronic may in its sole discretion by written notice to WGT cancel orders for and deliveries of any Products which are not delivered as specified in the accepted order, or which are delivered but do not meet the applicable Specifications and are not replaced with Products meeting such Specifications, within thirty (30) days after the delivery date specified in the accepted order. In the event of such cancellation by Medtronic, Medtronic may then make such appropriate adjustments to any outstanding orders and forecasts as it deems advisable in light of any shortfalls in supply which relate to such cancellation.

                                    ARTICLE 3
                                   PRODUCTION
                                   ----------

3.1) Compliance with Specifications. WGT will cause all Products to be manufactured in strict accordance with the applicable Specifications and will cause all Products delivered hereunder to meet such Specifications.

3.2)     Changes.

     (a) If WGT determines that it is necessary or desirable to change the Specifications for any Product, or to change the design, materials production processes or production testing affecting the form, fit, function, performance or materials composition of any Product, WGT will immediately notify Medtronic in writing. WGT shall not implement any such change without Medtronic's prior written consent.

     (b) If Medtronic determines that it is necessary or desirable to make a change to the applicable Specifications for any Product, then Medtronic will so notify WGT in writing (by purchase order or otherwise). WGT will respond to Medtronic in writing as soon as practicable, but in no event later than * , after the date of any such notice, specifying (i) WGT's suggestions, if any, for modifying Medtronic's Specifications change; and (ii) the lead time necessary to implement such change; and (iii) the amount and nature of additional costs or cost savings, if any, estimated to result from implementing such change; and
(iv) WGT's recommendation with respect to an adjustment, if any, to the price of the affected Product due to such change. If despite good faith negotiations, the parties have not reached agreement on the amount of the price adjustment with respect to the affected Product within * after the date of WGT's response, either party may initiate the accelerated arbitration process described in
Exhibit I solely to determine the amount of such adjustment. The results of such arbitration shall be binding upon the parties. Notwithstanding any negotiations or arbitration regarding price adjustments, WGT shall implement such change (and the applicable Specifications shall be deemed to be modified in accordance with such change) as soon as reasonably practicable, but in any event within the lead time specified by WGT in its response to Medtronic as provided above.

     (c) WGT shall provide a written report to Medtronic on a * basis setting forth in reasonable detail WGT's production yield on Products during the immediately preceding * with respect to each Product. If WGT's production yield for any Products is lower than * percent * in any month, WGT shall also provide to Medtronic written * corrective action reports until WGT's production yield for such Product exceeds * percent * over a * period.

3.3) Packaging and Labeling. All Products will be packaged and labeled in accordance with any applicable Specifications.

3.4)     Quality.

     (a) Unless otherwise specifically agreed in writing by Medtronic, all Products supplied under this Agreement will be manufactured in accordance with:
(1) all applicable standards of the International Standards Organization (ISO) and applicable ISO-certified processes and (2) all other quality standards and quality assurance plans referenced in the Specifications.

     (b) WGT shall use best efforts to resolve any Product quality or performance issues that arise during the Term. Upon written demand by Medtronic, such efforts shall include making appropriate WGT personnel available (at WGT's expense) at Medtronic facilities where such Product quality or performance issues are identified.

     (c) Medtronic agrees to follow reasonable quality control standards with respect to the storage, preservation and use of Products purchased under this Agreement and consistent in all material respects with the reasonable recommendations of WGT. Medtronic shall maintain production, inventory and sales records as required by applicable law with respect to devices incorporating Products purchased hereunder.

3.5) Compliance. WGT represents and warrants to Medtronic that: (a) the Products delivered to Medtronic will not be adulterated or misbranded within the meaning of the United States Food, Drug, and Cosmetic Act; (b) all Products delivered to Medtronic will have been manufactured in accordance with a quality system that is consistent with FDA Good Manufacturing Practices, Quality System Regulations and other applicable standards; (c) the manufacture, sale and delivery of Products will not violate any, and the Products will conform to all applicable, governmental statutes, treaties, conventions, embargoes, orders, ordinances or regulations referenced in the Specifications; and (d) the manufacture, sale and delivery of Products will not, to WGT's knowledge, be in violation of any, and the Products will conform to all applicable, other governmental statutes, treaties, conventions, embargoes, orders, ordinances or regulations.

3.6)     Non-Conforming Product.

     (a) Medtronic will have the right to reject any Product that does not meet all applicable Specifications. Any such rejection based on patent nonconformity with Specifications shall be accomplished by written notice (specifying the basis for rejection) from Medtronic to WGT promptly after inspection and in any event within sixty (60) days after actual delivery.

     (b) In the event that any Product does not meet applicable Specifications and Medtronic has notified WGT, WGT will replace such Product free of charge and WGT shall cover expenses (including freight and customs clearance, if any) incurred by Medtronic in connection with (a) shipment of replacement Product to the same location and (b) shipment of the nonconforming Product back to WGT (if so requested by WGT). In the event of a rejection of nonconforming Product, WGT will ship replacement Product as soon as practicable, but in any event within thirty (30) days of its receipt of a proper rejection notice from Medtronic. Notwithstanding the foregoing, and without any effect on the determination of whether WGT has timely delivered Products for purposes of Section 6.1, if the nonconformance is the result of manufacturing issues with respect to which WGT has initiated appropriate corrective action, WGT will use best efforts to ship replacement Product within thirty (30) days after Medtronic's rejection notice and will in any event ship such replacement Product within thirty (30) days after implementing such corrective action.

3.7) Regulator Approval Efforts. During the term of this Agreement,
Medtronic shall have responsibility for obtaining at its expense, in its name and at its discretion any necessary device regulatory approvals from the U.S. Food and Drug Administration (i.e., PMAs or 510(k)s as the case may be), and applicable regulatory agencies of such other countries in which products incorporating the Products will be sold. WGT shall supply Medtronic with all documents (including without limitation instruments, information and reports) and advice and general assistance as is necessary to complete, and as is reasonably requested by Medtronic in connection with, such regulatory approval efforts.

3.8) Taxes. Medtronic shall be responsible for and shall pay, or reimburse
WGT for, all taxes, duties, import fees, assessments and other governmental charges (except income taxes) including those that relate to the importation of Products from the United States into countries to which Medtronic has requested delivery of such Products. Notwithstanding the foregoing, if WGT elects to manufacture Products outside of the United States, WGT shall be responsible for and pay any taxes or fees associated with any exportation of such products from locations outside the United States and importation of such Products into the United States.

3.9)     Excused Performance.

     (a) If either party is prevented from performing its obligations hereunder solely as a result of a strike, riot, war, invasion, act of God, fire, explosion, flood, delay of common carrier, act of government agency or instrumentality, judicial action, or similar event or condition, in each case which is outside the reasonable control of such party and which did not exist and was not reasonably foreseeable as of the date hereof (a "Force Majeure"), such party's performance hereunder will be temporarily excused, only by the degree affected and after reasonable efforts by the party to avoid being so affected; provided, that such party delivers to the other party written notice promptly upon learning of such event or condition, which notice shall include a detailed description of the event or condition and the anticipated effect on such party's ability to perform its obligations hereunder.

     (b) Upon giving notice to the other party, a party affected by a Force Majeure shall be excused from the performance of its obligations under this Agreement as described in Section 3.9(a), except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by such Force Majeure. Nothing in this Section 3.9 shall affect Medtronic's right to terminate a purchase order as provided in Section 2.8 or the determination of whether WGT has timely delivered Products for purposes of Section 6.1.

     (c) During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable.

3.10) Subcontracting. WGT shall not subcontract any of its obligations under this Agreement without the prior written consent of Medtronic, which shall not unreasonably be withheld or delayed. Medtronic shall be deemed to have consented to subcontracting hereunder, to the extent approved in writing as part of Medtronic's applicable qualification procedures. WGT shall not make any changes in suppliers of material or subcomponents, or subcontractors of any processes, in connection with supplying Products hereunder, unless (i) such subcontracting is in accordance with WGT's current pre-production quality assurance process; and (ii) Medtronic has provided its prior written consent, which shall not unreasonably be withheld or delayed. Any subcontracting will be subject to the following terms:

     (a) the subcontracting must be under a written agreement which (a) obligates the subcontractor to comply with all relevant terms and conditions of this Agreement as though it were WGT, and (b) names Medtronic as a third party beneficiary, and

     (b) WGT must remain primarily responsible for all acts and omissions of the subcontractor and will guarantee the performance of the subcontractor.

3.11)    Exclusivity.

     (a) WGT acknowledges that Medtronic has provided WGT the Exclusive Processes, which constitute proprietary Intellectual Property related to the manufacturing of Implantable Device Shield Sub-Assemblies, to allow WGT to manufacture Products as required by Medtronic. WGT agrees to use and make available the Exclusive Processes only as required to manufacture Products for Medtronic hereunder. WGT will use best efforts to ensure that other customers will not see or otherwise have access to these Exclusive Processes. Notwithstanding the foregoing, WGT shall not be restricted from using in WGT's business (i) Third Party Documentation received from other WGT customers so long as such Third Party Documentation, to the knowledge of WGT, was not disclosed by such customer in violation of any obligation of confidentiality; or (ii) any Intellectual Property of WGT as of the date of this Agreement.

     (b) During the Term, WGT shall not, directly or indirectly, develop, manufacture, sell or distribute to or for any third party any product that is substantially identical to a Product specifically developed for Medtronic by WGT hereunder.

3.12)    Manufacturing Facilities.

     (a) All Products shall be manufactured at WGT's Mexico Facility or WGT's current manufacturing facility for such Product identified on Exhibit N, except as provided otherwise in this Section 3.12(a). If WGT intends to manufacture Products at any other location, WGT shall provide written notice of such intention to Medtronic at least 180 days before commencing Product manufacturing operations at such location. WGT represents and warrants to Medtronic that no Product, nor any subcomponent of any Product, shall be manufactured or assembled
(i) in any country that is embargoed by the United States, as identified by the Office of Foreign Assets Control of the U.S. Department of Treasury; or (ii) by any person listed on the Prohibited Parties Lists maintained by the U.S. Departments of Treasury, State and Commerce.

     (b) All Products shall be manufactured at facilities that meet Medtronic's manufacturing facility specifications attached hereto as Exhibit E. WGT shall, upon reasonable notice and during regular business hours, provide Medtronic personnel and third party consultants access to appropriate personnel, facilities and records of WGT used for manufacturing Products hereunder for the purpose of confirming WGT's compliance with applicable requirements of this
Article 3.

3.13)    Components.

     (a) Attached hereto as Exhibit F is a list (1) setting forth the names and addresses of subcomponent suppliers that WGT shall use in connection with the manufacture and assembly of Products; and (2) describing in all material respects the goods provided to WGT by such supplier. WGT shall not obtain subcomponents from third parties for use in Products other than as described on Exhibit F without the prior written consent of Medtronic, which shall not unreasonably be withheld. In any event, WGT shall obtain subcomponents for use in Products only from suppliers that have been qualified in accordance with Medtronic's applicable supplier qualification procedures.

     (i) (b) During the Interim Period, Medtronic shall supply Feedthroughs to WGT solely for use in manufacturing Products for delivery to Medtronic hereunder, and WGT shall use no other Feedthroughs in the manufacture of Products. The quantity of Feedthroughs required for each Product supplied during the Interim Period hereunder, as set forth in Medtronic's Specifications for such Product, shall be delivered at the Feedthrough Transfer Price; provided, that additional Feedthroughs in quantities within the "fall-out" rates set forth in Exhibit K shall be provided to WGT at no cost. In addition, WGT shall pay Medtronic the Feedthrough Transfer Price (plus shipping and related costs associated with transporting such Feedthroughs to WGT facilities) for (i) any additional Feedthrough included in a replacement Product delivered hereunder, and (ii) Feedthroughs used in manufacturing Products, in quantities exceeding the applicable "fall-out" rates set forth in Exhibit K.

     (c) Unless otherwise agreed in writing by Medtronic and WGT, delivery of Feedthroughs supplied under this Section 3.13 will be CPT WGT's production facility (per Incoterms 2000), and title and risk of loss will pass from Medtronic to WGT when such Feedthroughs are tendered for shipment. During the Interim Period, WGT shall (i) maintain a reasonable supply of Feedthroughs in good condition as required to permit WGT to satisfy its obligations hereunder;
(ii) provide Medtronic written notice at least forty-five (45) days before additional quantities of Feedthroughs are required by WGT; and (iii) reasonably communicate and otherwise cooperate with Medtronic to prevent Feedthrough shortages. If during the Interim Period Medtronic fails to supply WGT with sufficient Feedthroughs that meet the Specifications to enable WGT to meet its obligations to supply Products under this Agreement in a timely manner, then WGT shall have no liability to Medtronic on account of such failure, and Medtronic shall have no right, as a result of such failure, to exercise its license under
Section 6.1(a) or to terminate this Agreement under Sections 7.2(a) or 7.2(b).

3.14) Ownership of Tooling and Components. Medtronic, at its discretion, may provide WGT certain Product-specific tooling for use in the production of Products. All molds, tooling and components (excluding, during the Interim Period, Feedthroughs) delivered to WGT for use in the production of Products shall be the property of Medtronic and WGT shall not use any Medtronic-supplied mold, tooling or components (including Feedthroughs) for any purposes except as expressly authorized in writing by Medtronic. WGT will take no action that could result in a lien on or other encumbrance of, or that could otherwise compromise Medtronic's ownership of such molds, tooling or components. Upon the termination or expiration of this Agreement or the earlier request of Medtronic, all molds, tooling and components owned by Medtronic will be returned to Medtronic in good condition, except in the case of molds and tooling for reasonable wear and tear, and any Medtronic-supplied Feedthroughs will be returned upon reimbursement by Medtronic for amounts paid by WGT for such Feedthroughs. WGT shall at all times during the Term maintain adequate insurance to cover any damage or loss with respect to such molds, tooling and components, and, upon request by Medtronic, deliver a certificate of insurance evidencing such coverage.

3.15) Maintenance of Tooling. WGT shall maintain all of Medtronic's molds and tooling in good working condition at all times while in WGT's possession. Routine maintenance of molds and tooling will be carried out at WGT's expense. "Routine Maintenance" shall include cleaning standard components and repairing any damage caused by neglect or negligence. Subject to Medtronic's prior written authorization, Medtronic will be responsible for the cost of replacing molds and tooling, except to the extent that such replacement is necessary due to WGT's failure to maintain, neglect, negligence or intentional acts.

3.16) Records. WGT will at all times maintain, and make available to Medtronic upon request, a complete list of all Medtronic molds, tooling and components in WGT's possession. WGT shall evaluate in writing the condition of all molds and tooling upon receipt from Medtronic and shall submit such evaluations to Medtronic for its review. Upon request by Medtronic, WGT shall prepare and deliver to Medtronic a written report of the condition, maintenance, and usage history for all Medtronic molds and tooling.

3.17) Feedthrough Qualification. WGT shall use commercially reasonable efforts to achieve Qualification of Feedthroughs for use in Products. Medtronic shall provide commercially reasonable cooperation, including timely disclosure of qualification procedures and standards, to WGT in connection with such efforts.

                                    ARTICLE 4
                          CONFIDENTIALITY AND PUBLICITY
                          -----------------------------

4.1) Confidential Information. The receiving party agrees to maintain the confidentiality of the Confidential Information of the disclosing party and agrees not to disclose or use (except as permitted or required for performance by the receiving party of its rights or duties hereunder) any Confidential Information of the disclosing party; provided, however, that a party shall not be so restricted from using or disclosing any information (that otherwise is covered under the Confidential Information) that:

     (a) was already in the possession of the receiving party prior to its receipt from the disclosing party (provided that the receiving party is able to provide the disclosing party with reasonable documentary proof thereof;

     (b) is or becomes part of the public domain by reason of acts not attributable to the receiving party;

     (c) is or becomes available to the receiving party from a source other than the disclosing party which source, to the best of the receiving party's knowledge, has rightfully obtained such information and has no obligation of nondisclosure or confidentiality to the disclosing party with respect thereto;

     (d) is made available by the disclosing party to a third party unaffiliated with the disclosing party on an unrestricted basis;

     (e) is independently developed by the receiving party completely without reference to any Confidential Information of the disclosing party, as evidenced by the receiving party's written records; or

     (f) has been or must be publicly disclosed by reason of legal, accounting or regulatory requirements beyond the reasonable control, and despite the reasonable efforts, of the receiving party.

The receiving party further agrees to take appropriate measures to prevent any such prohibited disclosure by its and its subsidiaries' present and future employees, officers, agents and consultants.

4.2) Public Announcement. In the event either party proposes to issue any press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, such party shall so advise the other party hereto, and the parties shall thereafter use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued. Neither party will publicly disclose or divulge any provisions of this Agreement or the transactions contemplated hereby without the other parties' written consent, except as may be required by applicable law (including applicable SEC rules and regulations) or stock exchange regulation; provided that, prior to disclosure of any provision of this Agreement to any governmental agency or stock exchange, the parties shall cooperate to seek confidential treatment or other applicable limitations on the public availability of any information that either of the parties considers sensitive or confidential.

                                    ARTICLE 5
                 INDEMNITIES; LIMITATION OF DAMAGES; WARRANTIES
                 ----------------------------------------------

5.1)     Specific Warranties.  WGT warrants to Medtronic as follows:

     (a) Each Product provided to Medtronic under this Agreement will comply with all Specifications and will be free from defects in design, materials and workmanship; provided however, that (i) WGT's warranty that Products will be free from defects in design shall not apply to Products if the Product design element at issue was designed solely by Medtronic; and (ii) WGT makes no representation or warranty as to any Feedthroughs provided by Medtronic to WGT or other components of any Product provided by Medtronic to WGT.

     (b) WGT shall inform Medtronic in writing promptly (but in any event within two business days) after WGT obtains knowledge of any actual or potential problems relating to the performance of any Product manufactured for Medtronic or any similar product manufactured by WGT for a third party. For purposes of this Section 5.1(b), "knowledge" shall include actual knowledge of any WGT plant manager, as well as the knowledge any such plant manager could reasonably be expected to have based on reasonable inquiry.

     (c) WGT's execution and performance of this Agreement, the transactions contemplated herein, and Medtronic's incorporation of Products into medical devices for sale by or for Medtronic will not infringe, misappropriate, misuse or conflict with the rights, including Intellectual Property Rights, of third parties; provided, however, that WGT makes no representation or warranty as to any Feedthroughs provided by Medtronic to WGT or other components of any Product provided by Medtronic to WGT.

     (d) WGT has full corporate right and authority to enter into and perform this Agreement. WGT is not a party to any agreement which conflicts with the terms of this Agreement and will not become a party to any such agreement during the term of this Agreement. For purposes of clarification, the existence of a supply contract between WGT and a Medtronic Competitor or other customer shall not alone constitute a breach of the foregoing warranty.

     (e) If WGT's standard product warranty provides additional warranties and/or remedies, such warranties shall be in addition to the warranty provided herein. In no event shall WGT's warranty be less than provided in this paragraph.

5.2) Disclaimer. OTHER THAN THE EXPRESS WARRANTIES HEREIN, WGT MAKES NO
OTHER WARRANTY AND HEREBY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED. WGT MAKES NO IMPLIED WARRANTY OF MERCHANTABILITY AND MAKES NO IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

5.3) Indemnification. WGT agrees to defend, indemnify and hold harmless Medtronic and its Affiliates, and their respective officers, directors, employees, shareholders, agents and representatives, from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment), whether or not involving a third party claim, ("Losses") resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of (a) any breach of representation, warranty, or agreement on the part of WGT under this Agreement; (b) any act or omission of WGT, its agents, employees or its suppliers hereunder except to the extent that injury or damage is due to Medtronic's negligence or fault; (c) personal injury and property damages, and costs and expenses related thereto that occur during production (i.e. the formulation, fabrication, or manufacturing) of a Product by or for WGT (except to the extent caused by Feedthroughs provided to WGT by Medtronic or other components provided to WGT by Medtronic for use in Products) or for claims based on violations of federal, state or local laws or regulations (including those applicable to employee or environmental protection) in connection with such production (e.g., a claim based on WGT's violations of environmental standards or standards dealing with providing a safe place to work or the maintenance of hazardous materials); (d) personal injury, recall, or product damage resulting from the failure of a Product to meet any Specification or due to a defect in materials or workmanship (except to the extent caused by Feedthroughs provided to WGT by Medtronic or other components provided to WGT by Medtronic for use in Products); or (e) any allegation that WGT's execution and performance of this Agreement, the transactions contemplated herein, or Medtronic's incorporation of Products into medical devices for sale by or for Medtronic infringes, misappropriates, misuses or conflicts with the rights, including Intellectual Property Rights, of third parties (except to the extent caused by Feedthroughs provided to WGT by Medtronic or other components provided to WGT by Medtronic for use in Products). An amount for which Medtronic is entitled to indemnification pursuant hereto is referred to as an "Indemnified Amount."

5.4)     Limitation of Liability.

     (a) Except for claims resulting from a breach of WGT's warranty under
Section 5.1(b) and for Indemnified Amounts, neither party shall be liable under this Agreement to the other party for its incidental, special or consequential damages.

     (b) Except with respect to claims resulting from a breach of WGT's warranty under Section 5.1(b), and provided that WGT is in compliance with its obligations to maintain insurance as described in Section 5.5, WGT's liability to Medtronic for Losses resulting from or arising out of personal injury or product damage to third parties resulting from the failure of a Product to meet any Specification or due to a defect in materials or workmanship shall not exceed an amount equal to the products liability insurance limits required pursuant to Section 5.5.

5.5)     Products Liability Insurance.

     (a) WGT shall, at its sole cost and expense, obtain and at all times during the term of this Agreement maintain products liability insurance with policy limits equal to the greater of (i) such amounts as ordinary good business practice for its type of business would make advisable; (ii) such amount as WGT carries for its products, generally; and (iii) * Dollars * per occurrence and in the aggregate (over and above up to * Dollars * in deductible or self-insured retention amount). Such products liability insurance shall name Medtronic, Inc. as an additional insured thereunder, it being understood that Medtronic shall have the right to seek recovery under said products liability insurance for any claims for damages, liabilities, costs (including but not limited to attorneys' fees), settlements or judgments which may be made against Medtronic on account of bodily injury, property damage, medical expense, or personal injury to any person caused by or arising from defects in materials, design, workmanship, or manufacture of Products supplied by WGT to Medtronic under this Agreement, and Medtronic agrees to seek recovery for any such claims directly from WGT's products liability insurance carrier. WGT's products liability insurance coverage shall: (i) provide for * advance written notice to Medtronic before any cancellation or modification of such coverage; and (ii) provide that the coverages will be primary and will not participate with nor be excess over, any insurance or program of self-insurance carried or maintained by Medtronic; and
(iii) subject to the aggregate limits set forth above, provide that Medtronic's right to payment under such coverage is separate from and in addition to any right to payment of WGT; and (iv) with respect to recovery by Medtronic as described above, not be subject to any deductible or self-insured retention in excess of * Dollars * , which deductible or self-insured retention shall be the sole responsibility of WGT.

     (b) WGT has, prior to the date hereof, delivered to Medtronic a true and accurate certificate of insurance, which is attached hereto as Exhibit G, setting forth the amount of products liability insurance currently maintained by WGT. Medtronic acknowledges and agrees that the amount of products liability insurance set forth in such certificate satisfies the criteria set forth in this
Section 5.5. Within * after the beginning of each Contract Year during the term of this agreement, WGT shall deliver to Medtronic an updated certificate of insurance setting forth the amount of products liability insurance maintained by WGT for such Contract Year.

5.6) Set-off. Medtronic shall be entitled, in its discretion and without limitation of any other rights or remedies of Medtronic, to set-off against any amounts which are then owed or thereafter become owed by Medtronic to WGT all or any part of an Indemnified Amount or any amount owed to Medtronic by WGT pursuant to the Asset Purchase Documents. Medtronic shall be entitled to set-off an Indemnified Amount when such costs are threatened, whether or not yet incurred and whether or not the amount thereof has been finally determined. If Medtronic defers payment of any amount to WGT past the scheduled payment date because there exists a pending indemnification claim by Medtronic pursuant to this Article the amount of which has not then been finally determined, the excess, if any, of such deferred amount over the finally determined amount of the indemnification claim shall be promptly paid upon such final determination, together with interest at the Interest Rate on such excess accrued from the originally scheduled payment date for such deferred amount.

                                    ARTICLE 6
                              INTELLECTUAL PROPERTY
                              ---------------------

6.1)     Failure to Supply License.

     (a) WGT hereby grants Medtronic a non-exclusive, worldwide, paid-up license under any intellectual property and/or know-how and manufacturing processes owned or otherwise licensable by WGT to enable Medtronic to make, have made, and use and sell Products. Subject to the terms and conditions of this Agreement, Medtronic agrees that it will not manufacture or have a Product made pursuant to this license, unless WGT fails for any reason to timely deliver such Product ordered in accordance with the provisions of Article 2, including but not limited to a failure to deliver such Product which conforms to the Specifications therefor, which failure is not cured within * after WGT is notified in writing of such failure (a "Failure of Supply"). Upon Medtronic's exercise of such right, WGT agrees to promptly provide Medtronic (or its designee) with all specifications, know-how, trade secrets, software, and other items (including all specialized items, including tooling, molds, etc.) together with information and training reasonably necessary for the manufacture of such Product and access to and use of WGT's facilities in which such Product can be manufactured, to the extent possible, for the production of such Product. This manufacturing right may be exercised for a period, not to exceed * , as is reasonably necessary to economically transfer and start-up alternative production with another supplier or suppliers. The license granted hereunder shall continue until the later of (i) the * of the date of any such Failure of Supply; and (ii) the earlier of: (A) the date that WGT has re-established to Medtronic's satisfaction its ability to perform its obligations hereunder without a Failure of Supply or (B) the termination of this Agreement.

     (b) In the event that a bankruptcy petition is filed by or on behalf of WGT and WGT, or a custodian or trustee acting on behalf of WGT, rejects this Agreement, Medtronic shall be permitted to elect to retain such license pursuant to ss.365(n) of the federal bankruptcy code (11 U.S.C. ss.101 et.seq.).

6.2) Third Party Licenses. WGT shall comply with all of the material provisions of, and shall maintain in full force and effect, any and all license agreements with third parties pursuant to which WGT is licensee of Intellectual Property and which would have a material effect on the rights granted to Medtronic by WGT under this Agreement such that if WGT failed to comply with the provisions of or to maintain in full force such agreements, Medtronic's rights hereunder would be materially adversely affected. WGT shall promptly notify Medtronic if any such third party Licensor alleges any breach by WGT of any such license agreement. Medtronic shall be entitled, but not obligated, to cure any alleged breach by WGT of such license agreement and set-off the cost of such cure against amounts otherwise owed to WGT hereunder.

6.3) Use and Return of Property. All material and information (including, without limitation, specifications, drawings, designs, samples, software, formulae, molds, tooling, and components) furnished by Medtronic to WGT shall be used only in the performance of work for Medtronic and shall remain the property of Medtronic and, together with all copies thereof, shall be returned in good repair, normal wear and tear excepted, by WGT to Medtronic at Medtronic's direction and expense upon termination or expiration of this Agreement or the earlier request by Medtronic. WGT assumes risk of loss and damage to said items while in its possession or under its control. WGT shall notify Medtronic promptly whenever any items of Medtronic's tangible property are damaged or are in need of repair or replacement. Medtronic's property shall be marked or otherwise adequately identified by as property of Medtronic for use only under this Agreement and shall be safely stored. WGT waives any right it may have in law or equity to withhold Medtronic's property.

6.4) Intellectual Property Matters.

     (a) WGT agrees that any creations, discoveries, Inventions, designs, improvements or other ideas (collectively, "Creations") that are generated by employees of or consultants working for WGT shall be solely owned by Medtronic if (i) such Creations are generated solely as a result of Medtronic's disclosure of Confidential Information to WGT, or (ii) Medtronic's sole ownership rights with respect to such Creations are set forth in Exhibit L (as amended by the parties from time to time) in connection with the development of a product or component for Medtronic pursuant to Section 2.1(c). WGT hereby assigns such Creations to Medtronic. WGT will promptly disclose any such Creations to Medtronic and will execute and deliver documents appropriate to evidence Medtronic's ownership of the Creations. All documentation, drawings, prototypes and the like relating to such Creations shall also constitute the property of Medtronic. Medtronic grants no license to WGT to use any property of Medtronic, including Creations, for any purpose other than as may be necessary for WGT to manufacture Products for Medtronic under this Agreement.

     (b) All Intellectual Property of Medtronic existing on the date hereof and any Inventions developed solely by employees of, or non-WGT consultants to, Medtronic after the date hereof shall be and remain the property of Medtronic, and WGT shall not have any rights therein. Except for the rights granted to Medtronic hereunder, including under Sections 3.11(b), 6.1(a) and 6.4(a), and any other separate agreements between Medtronic and WGT, all Intellectual Property of WGT existing on the date hereof shall be the property of WGT, and Medtronic shall not have any rights therein.

     (c) If Medtronic and WGT (or their employees or agents) jointly conceive, reduce to practice, or otherwise make, develop or acquire an Invention relating to a Product (a "Joint Creation"), all rights with respect to such Joint Creation shall be solely owned by Medtronic; provided, that unless otherwise agreed in Exhibit L (as amended by the parties from time to time), Medtronic shall grant to WGT a non-exclusive, worldwide, paid-up license under such Joint Creation to make, have made, use and sell products to or for third parties, which license shall (i) be exercisable by WGT only after the date that is one year after commercial release by Medtronic of a product incorporating such Joint Creation; and (ii) not be transferable or sublicensable.

                                    ARTICLE 7
                              TERM AND TERMINATION
                              --------------------

7.1) Term. This Agreement shall become binding and enforceable on the Effective Date and, unless earlier terminated in accordance with Section 7.2, shall continue in force until the end of the seventh (7th) Contract Year, at which time it shall expire. The period beginning on the Effective date and ending on the date of such termination or expiration shall be referred to herein as the "Term." This Agreement may be renewed beyond this Term if both parties so agree in writing. Both parties agree to negotiate in good faith prior to completion of the fifth (5th) Contract Year regarding a renewal or establishment of a new agreement related to Implantable Device Shield Sub-Assemblies beyond the initial Term of this Agreement.

7.2)     Termination.  This Agreement may be terminated as follows:

     (a) Either party may terminate this Agreement by giving notice in writing to the other party in the event the other party is in breach of any material representation, warranty or covenant of this Agreement and shall have failed to cure such breach within * after delivery to the breaching party of written notice describing such breach;

     (b) Either party may terminate this Agreement by giving notice in writing to the other party if the other party has been in breach of a material term or condition of this Agreement on * or more occasions within any * period, whether or not such breaches were cured within the cure period provided in Section 7.2(a);

     (c) Medtronic may terminate this Agreement at any time, for any or no reason, by giving notice in writing to WGT at least * in the case of circumstances described in Section 2.3(c)(ii)(A)) in advance of the effective date of such termination (the "Section 7.2(c) Notice Period").

     (d) Either party may terminate this Agreement at any time by giving notice in writing to the other party, which notice shall be effective upon dispatch, should the other party file a petition of any type as to its bankruptcy, be declared bankrupt, become insolvent, make an assignment for the benefit of creditors, go into liquidation or receivership; or

     (e) Either party may terminate this Agreement by giving notice in writing to the other party should an event of Force Majeure continue for more than * .

7.3)     Survival; Effect.

     (a) Upon expiration of the Term, all then outstanding accepted orders for Products shall survive. Upon an early termination of the Term, the party electing to terminate the Term may elect whether or not outstanding accepted orders shall survive.

     (b) Upon termination or expiration of the Term, WGT shall promptly return all property of Medtronic in WGT's possession as directed by Medtronic and shall execute such documents and take other action as reasonably requested by Medtronic in connection therewith.

     (c) Notwithstanding anything to the contrary, all representations, warranties and indemnifications made in this Agreement, and all other provisions of this Agreement intended to be observed and performed by the parties after the Term, including without limitation those provisions relating to the protection of Confidential Information, shall survive the termination of the Term and continue thereafter in full force and effect, subject to applicable statutes of limitation.

     (d) In the event of a termination of this Agreement by Medtronic under
Section 7.2(c), or a termination by WGT under Section 7.2(a), then during the
Section 7.2(c) Notice Period (or, in the case of a termination by WGT under Section 7.2(a), during the * after the effectiveness of such termination) Medtronic shall either (i) purchase Products hereunder in quantities sufficient for WGT to fully relieve the Covered Inventory; or (ii) purchase from WGT, and WGT shall sell to Medtronic, the Covered Inventory for an amount equal to (A) in the case of Covered Inventory consisting of finished goods, the applicable price hereunder; (B) in the case of Covered Inventory consisting of work-in-process, raw materials, components and subcomponents, WGT's recorded costs of such Covered Inventory.

     (e) If Medtronic terminates this Agreement under Section 7.2(c) within this
* after the date of this Agreement, then Medtronic shall purchase (or repurchase) from WGT, at a price and on other terms set forth in the Asset Purchase Documents, all equipment purchased by WGT from MDT pursuant to, and identified expressly in, the Asset Purchase Documents. Medtronic shall also have the option, exercisable in its discretion by delivering written notice to WGT, to purchase any specialized equipment purchased by WGT specifically for the production hereunder of Products for Medtronic.

                                    ARTICLE 8
                                  MISCELLANEOUS
                                  -------------

8.1) Assignment. Neither party shall have the right to assign or otherwise transfer its rights and obligations under this Agreement (whether by merger, share exchange, combination or consolidation of any type, operation of law, purchase or otherwise) except with the prior written consent of the other party; provided, that Medtronic or any Affiliate of Medtronic may assign its rights pursuant to this Agreement to any person who, by merger, share exchange, combination or consolidation of any type, purchase, operation of law, asset purchase or otherwise, acquires substantially all of the business of Medtronic or such Affiliate to which this Agreement relates. Any prohibited assignment shall be null and void.

8.2) Notices. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) to such party or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

          if to Medtronic, to:

                  Medtronic Puerto Rico Operations Co.
                  Road 31, Km. 24, HM 4
                  Ceiba Norte Industrial Park
                  Juncos, PR 00777
                  Attention:    Plant Manager - Cardiac Rhythm Management
                  Facsimile:    (787) 561-2394

                  with a copy to:

                  General Counsel
                  Medtronic, Inc.
                  World Headquarters
                  Mail Stop LC400
                  710 Medtronic Parkway
                  Minneapolis, MN 55432-5604
                  Facsimile:    (763) 572-5459

         if to WGT, to:

                  Wilson Greatbatch Technologies, Inc.
                  9645 Wehrle Drive
                  Clarence, New York 14031
                  Attention:   President
                  FAX:     (716) 759-5672

                  with a copy to:

                  Hodgson Russ LLP
                  One M&T Plaza
                  Suite 2000
                  Buffalo, New York 14203
                  Attention:   Robert B. Fleming, Jr., Esq.
                  FAX:    (716) 849-0349

Any party may change the above-specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile) or on the day shown on the return receipt (if delivered by mail or delivery service).

8.3) Consents; Waivers. Any approval, authorization, waiver or consent required by this Agreement must be in writing, duly signed by an authorized representative of the granting party. The withholding of an approval, authorization, waiver or consent for regulatory, quality, or competitive reasons shall not be deemed unreasonable. The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part of it or the right of either party after any such failure to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

8.4) No Joint Venture. Nothing contained in this Agreement will be deemed to create a joint venture, partnership, agency or similar endeavor between the parties hereto. Each party will act solely as an independent contractor and neither part will have any power or authority to direct or indirectly bind or act on behalf of the other.

8.5) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without reference to the choice of law principles thereof Subject to Section 8.13, and without limiting the rights of the parties to pursue in any appropriate jurisdiction their respective rights with respect to any judgment obtained in respect hereof, the parties hereby irrevocably consent to the exclusive jurisdiction and venue of any United States court of competent jurisdiction located in the State of Minnesota and/or the state courts located in Anoka County therein to adjudicate any legal action commenced in respect of this Agreement and waive any objections either may have at any time to such jurisdiction and venue. The parties agree to the personal jurisdiction of such courts and agree that service of process may be made pursuant to notice sent in accordance with Section 8.2.

8.6) Entire Agreement. This Agreement (including accompanying purchase orders), together with any related schedules and exhibits, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior proposals, discussions, or agreements. whether written or oral, relating hereto. Medtronic and Globe Tool and Manufacturing Company, Inc. hereby agree that the Supply Agreement dated February 1, 2002 shall terminate as of the date hereof.

8.7) Titles and Headings; Construction. The section and article headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

8.8) Severability. If any provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

8.9) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.

8.10) Benefit. Except as provided in Article 5, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective permitted successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.11) Execution of Further Documents. Each party agrees to execute and deliver without further consideration any further applications, licenses, assignments or other documents, and to perform such other lawful acts as the other party may reasonably request to fully secure and/or evidence the rights or interests herein.

8.12) Compliance with Laws. The parties will comply with all applicable international, national, state, regional and local laws and regulations, including all applicable import and export control laws, in exercising their rights or performing their duties under this Agreement.

8.13) Arbitration. Any dispute arising under this Agreement (other than a failure to agree with respect to Product pricing under Sections 2.4(a), 2.4(d), 2.4(e), 2.4(f) or 3.2(b)) shall be referred first to the President of WGT and the President of Medtronic Cardiac Rhythm Management or his or her designee (each a "Relationship Manager") within three (3) business days after receipt of a notice from either party specifying the nature of the dispute and referencing this Section. Each Relationship Manager shall make a good faith attempt to begin discussions regarding such dispute in person or by telephone with the other Relationship Manger within ten (10) business days of a dispute being referred to him or her. The Relationship Managers shall meet as often as the parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the parties believe to be appropriate and germane in connection with its resolution. The Relationship Managers shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding. Should the Relationship Managers fail to reach agreement within thirty (30) days of the initiation of the dispute resolution process (or such longer period as such representatives may agree in writing), then formal proceedings for the resolution of a dispute may be commenced in accordance with Exhibit H. The results of such arbitration proceedings shall be binding upon the parties, and judgment may entered upon the arbitration award in any court having jurisdiction thereof


           [Remainder of page intentionally blank; signatures follow]

     IN WITNESS WHEREOF, this Supply Agreement has been signed on behalf of each of the parties hereto as of the date first above written.


                           WILSON GREATBATCH TECHNOLOGIES, INC.


                           By: /s/ Edward F. Voboril
                           -------------------------
                           Name: Edward F. Voboril
                                 -----------------
                           Title: Chairman and CEO
                                 ------------------

                           MEDTRONIC PUERTO RICO OPERATIONS CO.


                           By: /s/ Gary L. Ellis
                           ---------------------
                           Gary L. Ellis
                           -------------
                           Vice President, Controller and Treasurer
                           ----------------------------------------


                           GLOBE TOOL AND MANUFACTURING COMPANY,
                           INC. (solely with respect to Section 8.6)


                           By: /s/ Edward F. Voboril
                           -------------------------
                           Name: Edward F. Voboril
                                --------------------
                           Title: President
                                --------------------

                                    EXHIBITS

Exhibit A                  Products and Pricing

Exhibit B                  Exclusive Processes

Exhibit C                  Product Specifications

Exhibit D                  WGT Pricing Model

Exhibit E                  Facilities Specifications

Exhibit F                  Subcomponent Suppliers

Exhibit G                  Insurance Certificate

Exhibit H                  Alternative Dispute Resolution

Exhibit I                  Price Arbitration Procedure

Exhibit J                  Initial Forecast

Exhibit K                  Feedthrough Reimbursement Amounts and Yield Rates

Exhibit L                  Product/Component Development

Exhibit M                  WGT Facilities

Exhibit N                  Supplier Managed Inventory